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                                                                   JULY 15, 1994













                                     REVISED

                                  MEMORANDUM OF

                                  UNDERSTANDING



                              OLEODUCTO DE CUSIANA

                               (CUSIANA PIPELINE)

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                       REVISED MEMORANDUM OF UNDERSTANDING


THIS AGREEMENT made as of the 15th day of July, 1994, by and among:

EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL (hereinafter referred to as "ECOPETROL");

BP EXPLORATION COMPANY (COLOMBIA) LIMITED (hereinafter referred to as "BP"), a corporation existing under the laws of England;

TOTAL EXPLORATIE EN PRODUKTIE MIJ B.V. (hereinafter referred to as "TOTAL"), a corporation existing under the laws of the Netherlands;

TRITON COLOMBIA, INC. (hereinafter referred to as "TRITON"), a corporation existing under the laws of the State of Delaware, United States of America; and

TRANSCANADA PIPELINES COLOMBIA LIMITED (hereinafter referred to as "TCPL"), a corporation existing under the laws of Alberta, Canada; and

IPL ENERGY (COLOMBIA) LTD. (hereinafter referred to as "IPL"), a corporation existing under the laws of Alberta, Canada;

(TCPL and IPL hereinafter collectively referred to as the "Canadian Group")

(Ecopetrol, BP, Total, Triton and the Canadian Group collectively called "the Parties").



                                   WITNESSETH:

WHEREAS, Ecopetrol, BP, Total and Triton (together referred to as the "Initial Shippers") own interests in the Association Contracts for Santiago de las Atalayas ("SDLA"), Rio Chitamena and Tauramena (the "Associations"), particularly in the Cusiana and Cupiagua Fields located within the jurisdiction of the Department of Casanare, Republic of Colombia ("the Fields");

WHEREAS, certain of the Initial Shippers, and other third parties, own interests in the operation of other fields in the Republic of Colombia (collectively with the Fields "the Production Centers");

WHEREAS, in order to transport crude oil to market, the Parties intend to invest in: (i) existing and new pipeline transport systems from the Production Centers to the Port of Covenas, and (ii) upgrading the Port's facilities (together referred to as "the Project");

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WHEREAS, pursuant to the terms of a Memorandum of Understanding dated March 16,
1994 made between the Initial Shippers and the terms of a Letter of Intent (the "Letter of Intent") dated April 12, 1994 made between the Parties, the Parties have started to carry out certain activities in relation to the Project;

WHEREAS, the Parties wish to enter into this further Agreement to govern operations INTER SE relating to the Initial Stage and the Construction Stage from the effective date of this Agreement;

WHEREAS, the Initial Shippers intend that the Canadian Group will act as operator of the Project facilities following construction; and

NOW, THEREFORE, for and in consideration of these premises, and the mutual obligations of the Parties herein contained, and for other good and valuable consideration, the Parties agree as follows:

FIRST:  CONDITION PRECEDENT:

This agreement shall have no effect or validity unless and until Ecopetrol notifies the other Parties that the board of directors of Ecopetrol has ratified this Agreement. Articles Second to Tenth inclusive, Article Twelfth and Section
15.1 of this Agreement shall have no effect unless and until the Canadian Group notifies the Initial Shippers that the respective main boards of directors of the ultimate parent companies of IPL and TCPL have ratified this Agreement and the ultimate parent companies of TCPL and IPL shall have provided the guarantees referred to in 3.1(d)(i)E to each of the other Parties in a form acceptable to the other Parties. Unless all the foregoing conditions have been satisfied on or before August 17, 1994 this Agreement shall terminate on that date and, subject to the provisions of Section 3.4, which the Canadian Group represents and warrants that it has full authority as at the date first above written to agree to and be bound by, the Parties shall have no further obligations to one another in respect to this Agreement. The Canadian Group shall be entitled to send observers to any meeting of the Steering Committee prior to August 17, 1994.

SECOND:  OBJECTIVE:

The Parties commit to carry out technical and economic analyses, to perform the studies and designs, to determine the technical specifications related to the Project, to commence activities to incorporate a stock company "Sociedad Anonima", or any other similar entity to which the Parties may agree (the "SA"), and to order materials and place contracts for front end engineering work in connection with certain parts of the Project (batching, as referenced in Section 3.1(a)(iv), and the "Bridge Case", as specified in Section 3.1(c)) (all together referred to as the "Preliminary Activities"), and if they find the Project feasible and agree to proceed with the Project, to order the construction and/or upgrade of the Project, incorporating an SA subject to the conditions set forth below to such end.

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THIRD:  INITIAL STAGE:

3.1 In accordance with the above objective, the Parties commit to conduct the following Preliminary Activities during the Initial Stage (the "Initial Stage" shall mean the period of time commencing on the date hereof and ending on the Decision Date, as defined in Article Eighth):

       (a) TECHNICAL STUDIES: Arrange for technical studies which shall contain, but not be limited to:

           (i) Conceptual and preliminary engineering to the extent deemed necessary by the Parties;

           (ii)   Studies regarding routing, permits and rights of way (ROW);

           (iii) Environmental studies as required by Colombian law and which may include spill contingency plans and pipeline and port environmental and socioeconomic impact assessment; and

           (iv)   Batching.

       (b) ECONOMIC STUDIES: Arrange for economic studies which shall contain cost estimates and yearly cash flow projections over the Project life and the SA financial projections.

       (c) BRIDGE CASE: Develop the bridge case which shall consist of the work and assets in the pipeline required to handle an increase in production from the Fields from 150,000 barrels per day to 185,000 barrels per day intended to take place by the end of 1995.

       (d) FINANCING STRUCTURE:   The Parties shall identify and agree to
           financing objectives and the design of a financing structure, all of which shall be in compliance with Article Fifteenth and that shall serve as a basis for the development of the Project. As part of the activity which comprises the definition of the Financing Structure, the following will be carried out:

           (i) Identify possible lenders and potential investors as described in Section 15.3 and produce a financing plan to include the sources and type of funding, currencies, debt-equity ratios and timing of debt and equity finance which will ensure the financing of the Project (the "Financing Plan"), without materially jeopardizing each Initial Shipper's ability to raise

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                  funds for present and future upstream development operations related to the Fields and, conversely, financing of the upstream development should not materially jeopardize the financing of the Project. More specifically, the Parties agree that the Financing Plan include but not be limited to the following aspects:

                  A. EQUITY PARTICIPATION:  The Parties agree that the Canadian
                     Group will provide 40% of the equity such that the holdings (subject to the following, "Equity
                     Participation") will be approximately:

                               Ecopetrol                    20.0%
                               BP                           15.2%
                               Total                        15.2%
                               Triton                        9.6%
                               Canadian Group               40.0%
                                                          ------
                                                           100.0%

                     Should Canadian Group equity be provided in a percentage above 40%, the Parties shall unanimously agree on how to accommodate such additional Canadian Group equity. If the Initial Shippers elect to have other potential investors as described in Section 15.3 they shall notify the Canadian Group of the adjustments to Equity Participations agreed among the Initial Shippers.

                     It is understood that the return on funds invested in the Project by the Canadian Group, together with the operating fee to be received by the Canadian Group in the year 1998 and following, will be capped at approximately 14.5% nominal after all Colombian taxes and not including incentive bonuses on a basis to be agreed.

                  B. THROUGHPUT AND DEFICIENCY AGREEMENTS:  The Initial
                     Shippers shall individually enter into throughput and deficiency agreements (the "Throughput and Deficiency Agreements") with the SA in the proportion that each Initial Shipper is entitled to market its oil production. These throughput interests (the "Throughput Interests") are currently defined as follows:

                               Ecopetrol       60.0%
                               BP              15.2%
                               Total           15.2%
                               Triton           9.6%
                                             ------
                                              100.0%

                     It is understood that these Throughput Interests are commensurate with the evacuation requirements of the Fields.

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                     These Throughput Interests are derived from the Initial
                     Shippers' interests in the Associations. It is envisaged that other associations will have an interest in participating to transport oil and, if agreed, these Throughput Interest percentages will be amended accordingly. It is intended that the SA will pledge solely to senior debt lenders the Throughput and Deficiency Agreements entered into by the Initial Shippers.

                 C. TRANSPORTATION AGREEMENTS: Each Initial Shipper, as a member of the Associations or other relevant associations or other sources of production, and the SA shall enter into Transportation Agreements to define their respective rights and obligations in connection with transportation services. The Parties intend that the tariffs will provide an agreed return on the funds invested by the Parties. The Parties will work before the formation of the SA to define an efficient manner in which to achieve this objective. Annexes A and B provide details of the current intentions of the Parties in this regard.

                  D. NON RECOURSE:  As equity investors, the Canadian Group
                     will have no obligation to raise nor guarantee any senior debt. The senior debt raised by the SA will be non-recourse to the Canadian Group other than to its equity investment. It is the intention that whatever the final covenant structure of the SA may be, the SA could pledge only the Throughput and Deficiency Agreement.

                  E. PARENTAL GUARANTEE:  TCPL and IPL will arrange for their respective parent corporations to guarantee the equity funding obligations of TCPL and IPL, respectively, under this Agreement.

                  F. FINANCIAL TERMS:  The Parties agree that the tariff will provide, inter alia, for the following:

                     (a) a return on the funds invested by the Canadian Group not to exceed 14% (on a cumulative internal rate of return basis) in US dollars after the payment of all Colombian taxes including withholding and remittance tax subject to audit by the SA. Subject to (d) below, a minimum return of 14% after Colombian tax will be built into the tariffs each year;

                     (b) an annual payment in nominal US dollars to the Canadian Group as pipeline operator and for the provision of technical services, assistance or benefits commencing January 1,1996:

                          (i)   during 1996 and 1997 of $2.5 million per annum:

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                          (ii)  during 1998 and 1999 of $2.5 million per annum
                                plus an incentive bonus that could provide an additional return after Colombian tax of 1.5% on the capital invested by the Canadian Group; and

                         (iii) in 2000 and thereafter until termination of the Pipeline Operating Agreement a payment of $2.5 million plus an incentive bonus that could provide an additional return after Colombian tax of 2.5% on the capital investment of the Canadian Group.

                          In determining the above incentive bonuses, consideration will be given to, inter alia, revenue from third party shippers and overutilizers, community relations, and environment and safety matters, all related to benefits realized currently or realizable in the future by the Initial Shippers. Should the benefits to the Initial Shippers be greater than reasonably envisaged at this time, the total return after Colombian tax ceiling in each year may be breached based on a "profit sharing" type of principle to be negotiated at the time.

                          The $2.5 million portion of the annual payment referred to in (i), (ii) and (iii) above is pre-tax and, at the election of the Initial Shippers made on or before December 31, 1995, may be composed of any combination of cash and/or return on securities. If compensation includes return on securities, such return will be derived from a class of securities of the SA without any voting rights. The principal amount of such securities will be added to the balance of the Canadian Group investment and will earn a return of 14% nominal after all Colombian tax and be amortized in the same manner as the remainder of the Canadian Group investment.

                          During the Construction Stage the above fees shall be capitalized. However, the Canadian Group shall receive currently an amount equal to any cash taxes on such fees.

                     (c) the Canadian Group's investment will accrue interest during the Construction Stage at a 14% nominal pre-tax rate;

                     (d) to an extent reduced by any obligation of the Canadian Group to pay related cash taxes on any deferral, in a limited number of years to be agreed following start up of operations, a minimum

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                          of a 14% pre-tax return and cash taxes related to the
                          deferral would be built into the tariff each year with the remainder of the Canadian Group's return in circumstances and under terms to be agreed capitalized on a basis to be agreed;

                     (e) the foregoing returns, payments and fees may be deferred and capitalized to the extent that cash is not available to pay them in circumstances and upon terms to be agreed;

                     (f) the intention of the Parties that 96.67% of the equity equivalent funds invested by the Parties will be amortized. Such amortization will commence not earlier than 2003, will be done on a straight-line basis over ten years (except that the Parties will negotiate a mechanism whereby any amortization beginning in 2003 to 2007 may have a termination date not later than 2017). If the SA meets a certain test (which is to be negotiated) in any year, the commencement of amortization may be postponed or suspended until the following year. In any case, amortization must commence not later than 2012 unless otherwise agreed by the Canadian Group. Once the commencement of amortization has started, if new information about new potential throughput becomes available, the Parties may agree to extend the then remaining amortization over a new ten year period. In any case, sufficient documentation must be in place to support the amortization schedule. In addition, amortization is triggered over a ten year period if the Canadian Group's contract is not extended by its terms. If the Canadian Group is otherwise terminated as operator by the SA pursuant to the Pipeline Operating Agreement, amortization will be made on the basis set forth above in this paragraph;

                     (g) before the Decision Date and formation of the SA and from time to time thereafter, the Parties shall examine whether mutually advantageous opportunities exist:

                          (i) to share the upside in the future earnings potential of the pipeline from, for example, earnings from third party or overutilizer throughput and operator improvements or efficiencies;

                          (ii) to change the balance of risk profile between the Initial Shippers and the Canadian Group;

                                such that agreement can be reached to
                                substitute the incentive fees referred to in clause (b) by an arrangement based on sharing this upside amongst equity owners and/or revising the risk profile between the Parties;

                     (h) for the avoidance of doubt, at any time any Party may offer value added services to the SA, and that this is not limited to the Canadian Group.

                          (i) for greater clarity, any capitalized amounts under (c) shall be compounded at 14% pre-tax to the date of first amortization of the Canadian Group's investment at which time the yield shall be grossed up for all Colombian taxes payable and added to the outstanding accrued amount for amortization annually. Capitalized amounts under (d) could also be added to the outstanding balance of the Canadian Group's investment or repaid on other terms to be agreed.

                          (ii) Identify the Parties that intend to make in-kind contributions and agree upon preliminary appraisals and/or methods to carry them out.

                          (iii) Cooperate in supplying all necessary
                                information to the Project financing entities, including but not limited to export credit agencies, multilateral agencies, commercial banks, lessors and potential equity investors.

                          (iv) The Parties intend to optimize export credit financing and to limit recourse by the senior lenders to the said Throughput and Deficiency Agreements. The Initial Shippers' obligations arising from these Throughput and Deficiency Agreements with the SA will be on a several, not joint, basis in proportion to their Throughput Interests. Any Initial Shipper may at its own discretion elect to provide its share of debt funding from its own resources.

                          In addition, the Parties are considering proposals relating to asset transfers by the Initial Shippers to the SA, which could have the effect of altering the intended debt/equity ratio (70:30) of the SA after completion of construction of the Project ("D:E Ratio"), or the equity ownership percentages of Ecopetrol and the Canadian Group set forth in subparagraph (A) above. The Parties will have no obligation to consider any such proposals that would have the effect of altering the D:E Ratio so that the proportion of equity exceeds 40%, or would have the effect of reducing the percentage of the Equity Participation by the

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                          Canadian Group to below 35%.  Until this issue is
                          resolved, the cash calls referred to in Article Sixth shall be met by the Canadian Group on the basis set forth in the last sentence of Article Sixth, with appropriate adjustments to be made after a decision has been made regarding the proposals. In circumstances where the cost of the Project increases to a level such that the equity contribution of Ecopetrol exceeds the value of the assets contributed to the SA by Ecopetrol, and provided that the D:E Ratio is not affected, the Canadian Group will have the option to purchase equity from Ecopetrol up to such amount that will permit the Canadian Group to increase its Equity Participation to up to 40%.

      (e)       DOCUMENTS:   The agreements necessary for the pipeline's
                construction, operation, exploitation and maintenance will be prepared, discussed and drafted in final versions as a Preliminary Activity. Said documents will include documents
                (i) through (v) below and may include, among others, documents
                (vi) and (vii) below:

                (i)    Construction Agreement;
                (ii) Throughput and Deficiency Agreements and Transportation Agreements;
                (iii)  Pipeline Operating Agreement;
                (iv)   Shareholders' Agreement;
                (v)    By-Laws;
                (vi)   Information memorandum; and
                (vii) Environmental liability agreement, including but not limited to damages arising from disruption of Public Order.

3.2 The technical and economic Studies (the "Studies") and financing structure and documents described in Sections 3.1(a), 3.1(b), 3.1(d) and 3.1(e), respectively, as well as the Shareholders' Agreement, By-Laws, Throughput and Deficiency Agreements and Transportation Agreements. These documents shall be completed to the satisfaction of all Parties as a prerequisite to forming an SA.

3.3 The Parties currently intend that the Project and SA shall substantially conform with the provision of Annexes A, B, C, D, E and H, however these Annexes shall not be binding on the Parties.

3.4 EXCLUSIVE USE: While this Agreement is in full force and effect, none of the Parties may use for the benefit of third parties or for its own benefit, the information, data or documents which are obtained or which result from the Preliminary Activities, without the express consent of the other Parties. Upon termination of this Agreement for any reason, all such information, data and documents shall vest in the Initial Shippers who shall be free to use the same as they see fit without the express consent of the Canadian Group, and thereafter the Canadian Group shall not make use of (for the benefit of third parties or its own benefit) the same or disclose the same to any third party except to the extent that the said information, data or documents were contributed by the Canadian Group in which


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      case the Canadian Group (as well as the Initial Shippers) shall be free to use the same as they think fit.

FOURTH:  STEERING COMMITTEE:

In order to conduct the Preliminary Activities during the Initial Stage, the Parties will appoint a committee consisting of one representative of each Initial Shipper and two representatives of the Canadian Group (the "Steering Committee"). The Canadian Group representatives shall together have one vote. The Steering Committee shall determine the governing rules for the performance of the Preliminary Activities. Those rules shall contain, among others, provisions for the work program, budget, joint account, cash calls, in-kind contributions, and default, as set out in the Accounting and Financial Procedures referred to in Annex G. The decisions of the Steering Committee shall be made by the affirmative votes of at least four of the five Parties prior to the Decision Date and by unanimous vote thereafter, except as otherwise specified herein. The Steering Committee will be superseded by a similarly tasked body set up under the Articles of Incorporation and the By-laws of the SA.

FIFTH:  COORDINATOR:


During the Initial Stage, BP shall act as coordinator (the "Coordinator") in conducting the Preliminary Activities with the mandate of the Parties and under the direction of the Steering Committee. The Coordinator will be authorized under the terms and conditions approved by the Steering Committee to hire the services of third parties for the conduct of the Preliminary Activities, except that the Coordinator shall not have any authority to bind the Parties to financial, tax or legal mandates all of which must be signed by each of the Parties.

SIXTH:  BUDGET AND PAYMENTS:

The expenditures necessary for the conduct of Preliminary Activities are described in the initial budget, attached hereto as Annex F, which is hereby approved by the Parties. Cash calls (as referred to in Annex G) or in-kind contributions (as referred to in Annex E) will be made by the Parties in proportion to their Equity Participation (as specified in the Article Third above), and shall be paid pursuant to the terms of the rules adopted by the Steering Committee as provided for in the Article Fourth above. Immediately on this Agreement coming into full effect pursuant to Article First above, the Canadian Group will assume responsibility in all future cash calls for Ecopetrol's Equity Participation share of Project costs until such time as the Canadian Group have paid for 40% of all the costs incurred up to that time under the Memorandum of Understanding referred to in the fourth recital to this Agreement.


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SEVENTH:  ADVANCED PAYMENTS:

While Preliminary Activities are being carried out, any disbursement, advanced payment or expense incurred shall be charged to the Parties in proportion to their respective Equity Participation (as specified in the Article Third above). When and if such SA is formed, the total amount of such disbursements shall either be transferred by the Parties to the SA or shall be contributed to the SA as Equity Participation or shareholder loans.

EIGHTH:  CONSTRUCTION STAGE:

Upon completion of the Preliminary Activities to the unanimous satisfaction of the Initial Shippers, but not necessarily after the formation of the SA, the Initial Shippers shall select a date (the "Decision Date") on which the Initial Shippers shall decide whether or not to commence the procurement and construction of the Project facilities. The decision to commence construction of the Project facilities shall commence the construction phase (the "Construction Stage"). Such decision shall require the unanimous agreement of the Initial Shippers.

If the Initial Shippers determine to proceed with the Construction Stage, this Agreement shall continue in full force and effect until superseded by the By-laws of the SA and by other agreements finally agreed pursuant to Section 3.1(e) above. If the Initial Shippers do not unanimously agree to proceed with the Construction Stage, this Agreement shall be terminated and the provisions of Sections 3.4 and 12.5 will apply.


NINTH:  OTHER INVESTMENTS:

This Agreement shall not prevent some or all of the Parties from independently or collectively carrying out studies and concluding agreements for the construction of and/or upgrading of other pipeline transportation facilities or extensions in the Republic of Colombia, including those at the Port of Covenas, and other installations, that may be required for the progressive increase of the evacuation capacity of the Fields.

TENTH:  LIABILITIES AND INDEMNITIES:

The Coordinator shall be liable only to the extent of its Equity Participation (as specified in Article Third above) in respect of, and each Party shall to the extent of its Equity Participation indemnify the Coordinator against, any loss, injury or damage of any kind whatsoever and suffered by any person whomsoever (including any legal costs or expenses or other disbursements whatsoever made in compromise or settlement of any claim) in connection with or arising out of this Agreement or the relationship or activities of the Parties hereunder notwithstanding that such loss, injury or damage shall arise out of the acts, faults or omissions of the Coordinator, its employees, servants, affiliates or sub-contractors in the performance or nonperformance of the Coordinator's obligations hereunder except in cases of the willful misconduct or gross negligence of the Coordinator or by any of the Coordinator's corporate officers or regular salaried staff.

The Coordinator shall indemnify the other Parties against any loss, injury or damage of any kind whatsoever and suffered by any person whomsoever (including any legal costs or expenses or other disbursements whatsoever made in compromise or settlement of any claim) in connection with or arising out of this Agreement or the relationship or activities of the Parties hereunder, which shall arise out of the willful misconduct or gross negligence of the Coordinator or of any of the Coordinator's corporate officers or regular salaried staff provided always that the Coordinator shall not be liable for loss of throughput (or loss of production resulting from loss of throughput), loss of profits or opportunity or any other consequential losses in excess of the value of its Equity Participation share.

Subject to the above provisions of this Article Tenth, each Party agrees to the extent of its Equity Participation to indemnify each other Party in respect of any and all actions, costs, claims, damages and demands, arising out of or in connection with any claim against, or liability of, the latter where such claim is made by, or the liability is to, any third party and arises out of or in connection with this Agreement or any activities conducted pursuant to this Agreement.

In accordance with Annex G, if any Party defaults in paying any monies due pursuant to Articles Sixth and Seventh above or the foregoing provisions of this Article Tenth then the Parties other than the defaulting Party shall assume liability for and shall pay the total shortfall in proportion to what their respective Equity Participation shares bear to the total amount of the non-defaulting Parties' Equity Participation shares of such monies to the Party to which the monies are due, and shall be entitled to recover the same from the defaulting Party, together with interest thereon at 5% per annum above the prime interest rate as quoted from time to time by Morgan Guaranty Trust Company of New York. For the period that any Party is in default as aforesaid it shall have no vote in the Steering Committee.

ELEVENTH:  TRANSFER OF INTEREST:

11.1 No Party shall transfer its respective interest, or any part of its respective interest, under this Agreement without the unanimous consent of the Parties, which shall not be unreasonably withheld.
      Notwithstanding the foregoing sentence, any Party may transfer its interest to another entity that is wholly owned by it or wholly owned (directly or indirectly) by the ultimate parent of such Party provided that the transferee is of at least comparable credit quality as the transferor or is guaranteed by an entity of at least comparable credit quality. TCPL and IPL may also transfer their interests under this Agreement to an entity jointly owned (directly or indirectly) by TCPL and IPL, provided that by means of guarantees or otherwise such entity is of credit quality comparable to TCPL or IPL.

11.2 If either of the boards of directors of IPL and TCPL ratifies this Agreement (the "Ratifying Party") and the board of directors of the other Canadian Group company does not ratify this Agreement then the Ratifying Party may by notice to the Initial Shippers before August 17, 1994 elect to participate in the Project to the full extent of the Canadian Group and to assume all the rights, duties, obligations and liabilities of the Canadian Group under this Agreement. However, in such event the Initial Shippers reserve the right to terminate this Agreement pursuant to Section 12.1.

TWELFTH:  TERMINATION:

12.1 At any time prior to the incorporation of the SA, the Initial Shippers voting unanimously may terminate this Agreement, provided that the Initial Shippers shall not exercise such right capriciously.

12.2 At any time prior to the incorporation of the SA, or the Decision Date if earlier, the Canadian Group may terminate this Agreement by giving notice to the other Parties if any of the following conditions has been satisfied:

      (a) the Initial Shippers decide not to appoint the Canadian Group as post-completion operator (which appointment may be in any form that is in substance contemplated in Annex C);

      (b) the financial arrangements are not in accordance with Section 3.1(d)(i)F, Financial Terms;

      (c) the Parties are unable to agree on the sharing of risks in relation to environmental liabilities identified from the environmental studies and environmental damage resulting from terrorist activity;

      (d) the current cost estimate for Phase II construction work of US $1.6 billion in 1994 money and excluding capitalized interest, as shown in Annex A part III, is increased by 40% or more;

      (e) the current cost estimate for existing assets and Phase I constructed facilities referred to in Annex E (which excludes the ODC pipeline assets) to be transferred to the SA of not more than US $0.3 billion is increased by 30% or more;

      (f) there is no realistic possibility (as determined by the unanimous decision of the Parties) of the SA/Project being financed without the portion of the capital structure funded by participating subordinated debt and/or common equity exceeding 40%; or

      (g) on the basis of the economics of the Project agreed by the Initial Shippers, the Canadian Group cash investment obligations in the Project are less than US $200 million in 1994 dollars.

12.3 At any time prior to the incorporation of the SA, the Canadian Group may terminate this Agreement by giving notice to the other Parties (a) if the Project is downsized from that envisaged by Annex D so that the total Project cost (including the value of contributed assets) is less than US $1.2 billion or (b) if the studies and/or documents referred to in
      Section 3.2 are not completed to the satisfaction of the Canadian Group.


12.4 On termination of this Agreement pursuant to any of the above provisions of this Article Twelfth or Article Eighth, Ecopetrol shall assume (i) all the rights of the Canadian Group under this Agreement in so far as such rights correspond to Ecopetrol's then existing rights hereunder (any other rights of the Canadian Group then being extinguished), and (ii) all the obligations of the Canadian Group that had arisen under this Agreement insofar as such obligations correspond to Ecopetrol's obligations hereunder. At the same time, any property interest acquired by the Canadian Group pursuant to this Agreement shall vest immediately in Ecopetrol and/or any other Party that has transferred an interest to the Canadian Group, so that the Initial Shippers shall own such interests in the following proportions:


                 Ecopetrol      60.0%
                 BP             15.2%
                 Total          15.2%
                 Triton          9.6%

12.5 If this Agreement is terminated pursuant to Article Eighth or Sections 12.1, 12.2 or 12.3(b), then in consideration of the assumption of rights and obligations and the vesting of interests referred to in Section 12.4, Ecopetrol, and/or any other Party that has transferred an interest to the Canadian Group, shall promptly repay all monies contributed by the Canadian Group under this Agreement. Such repayment shall be made without interest and shall be in the currency of the original contribution. If this Agreement is terminated pursuant to Section 12.3,
      (a) the Canadian Group shall not be entitled to any repayment of monies they have contributed.

12.6 Save as provided above in this Article Twelfth and Section 3.4 no Party shall have any liability to any other Party as a result of the termination of this Agreement.

THIRTEENTH:  NOTICES:

13.1 All notices and other communications between the Parties in relation to this Agreement, in order to be valid, shall be in writing and shall be sent by facsimile or by hand delivery to the Parties at the following addresses:

       EMPRESA COLOMBIANA DE PETROLEOS
       Carrera 13 No. 36 - 24
       Santafe de Bogota, D.C. - Colombia
       Telefax:  (571) 287-0041
       ATTENTION:  Juan Maria Rendon

       BP EXPLORATION COMPANY (COLOMBIA) LTD.
       Edificio Seguros del Comercio
       Carrera 9A No. 99 - 02
       Post Office Box 59824
       Santafe de Bogota, D.C. - Colombia
       Telefax:  (571) 618-2847/611-1127
       ATTENTION:  Nicholas P. Connolly

       TOTAL EXPLORATIE EN PRODUKTIE MIJ B.V.
       Calle 72 No. 10 - 03
       Piso 8
       Apartado Aereo 251375
       Santafe de Bogota, D.C. - Colombia
       Telefax:  (571) 235-8453
       ATTENTION:  Jacques de Boisseson

       TRITON COLOMBIA, INC.         copied to    TRITON COLOMBIA, INC.
       Carrera 9A No. 99 - 02                     6688 North Central Expressway
       Oficina 407                                Suite 1400
       Santafe de Bogota, D.C. - Colombia         Dallas, Texas 75206
       Telefax:  (571) 618-2553                   Telefax:  (214) 691-0355
       ATTENTION:     Ivan Fajardo                ATTENTION:  Thomas Finck

       TRANSCANADA PIPELNES COLOMBIA LIMITED
       c/o TransCanada PipeLines Limited
       TransCanada PipeLines Tower
       111 Fifth Avenue S.W.
       P. O. Box 1000, Station M
       Calgary, Alberta, Canada T2P 4K5
       Telefax:  (403) 267-2668
       ATTENTION:  A.J. Epp

       IPL ENERGY (COLOMBIA) LTD.
       31st Floor Bow Valley Square 2
       205 - 5th Avenue S.W.
       Calgary, Alberta, Canada T2P 2V7
       Telefax:  (403) 231-3920
       ATTENTION:  Benny J. Phillips

13.2 A Party may change its address for notice by providing notice to the other Parties.

13.3 Notices by facsimile shall be presumed received on the working day at the place of receipt next following the date of transmission unless receipt of the notice is acknowledged earlier. Each Party shall immediately acknowledge receipt of any notice by facsimile when requested to do so by the sender.

FOURTEENTH:  GOVERNING LAW:

The construction, validity and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, except for the conflict of laws principles thereof.

FIFTEENTH:  GENERAL:

15.1  (a)       The rights, duties, obligations, and liabilities of the Parties under this Agreement shall be several in proportion to their Equity Participation and not joint or collective. The execution of this Agreement does not create any corporation, partnership, or an association in any form. The performance of the works during the Initial Stage does not imply the establishment and/or exploitation of commercial enterprise or of any other type of enterprise.

      (b) This Agreement is not intended and shall not be construed to provide, directly or indirectly, for any joint sale or joint marketing of petroleum.

      (c) The intent of the Parties is that the Canadian Group shall operate in the Project through a single vehicle owned jointly by the members of the Canadian Group.

15.2 The consent of the Parties to any noncompliance, in whole or in part, of the obligations provided for under this Agreement shall only be effective when made expressly in writing, and only with respect to the obligations which are specifically referred to.

15.3 The Memorandum of Understanding referred to in the fourth recital to this Agreement shall continue in force until this Agreement comes into full effect pursuant to Article First above, whereupon it shall be superseded by this Agreement.

      The Letter of Intent shall be terminated and superseded by this Agreement. The Initial Shippers have agreed to progress discussions exclusively with the Canadian Group so long as this Agreement is in effect except that the Initial Shippers shall continue discussions with potential investors linked to supply of materials or services.

      If this Agreement terminates pursuant to Article First, then the Memorandum of Understanding shall continue in force between the Initial Shippers. If this Agreement terminates pursuant to Article Twelfth above, then the Memorandum of Understanding shall automatically be reinstated as between the Initial Shippers.

15.4  FOREIGN CORRUPT PRACTICES

      (a) The Parties are all fully aware of the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended (the "Act"), and will take no action and make no payment in violation of, or which might cause any Party, or their subsidiaries or affiliates, to be charged with violation of such Act.

       b) No Party will make, directly or indirectly, any payment loan or gift, or any offer, promise or authorization of such payment, loan or gift of money or anything of value, directly or indirectly, to or for the use or benefit of:

         (i)    any Foreign Official (as defined in the Act),

         (ii)   any political party in any foreign country, or

         (iii) any other person under circumstances in which the Party knows or has reason to know that all or any portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such Foreign Official or political party. As used herein the term "foreign" means outside the United States.

         Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above-stated warranty and representation and shall furnish documentary support for such response upon request from such other Party.

15.5 The content and timing of any press release and announcements regarding any of the matters provided for in this Agreement shall require the prior written approval of each of the Parties. The foregoing shall not prevent any Party making any announcement which it is required to make by an applicable law of competent judicial, governmental or other authority or in accordance with the requirements of any recognized stock exchange or, in the case of the Coordinator/operator, relating to an operational emergency, provided that, in any such case, a copy of the announcement shall be furnished to the other Parties prior to publication.

15.6  ARBITRATION


      (a) Subject to subparagraph (e) below, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement. The arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction.

      (b) The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy and shall have no connection with any Party. Should the services of an appointing authority be necessary, the appointing authority shall be the American Arbitration Association. The Parties and the appointing authority may appoint from among the nationals of any country, whether or not a Party is a national of that country.

      (c) The place of arbitration shall be New York, New York. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof.

      (d) The Parties consent that the United States District Court for the Southern District of New York shall have jurisdiction with respect to all aspects of the enforcement of the arbitration provisions of this Agreement.

      (e) Any matter expressed in this Agreement to be a matter for future agreement of the Parties or any of them shall not, in the event of failure of decision or agreement, constitute a dispute or difference to be referred to or settled by arbitration proceedings.

15.7 In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.8 This Agreement shall extend to, be binding upon, and enure to the benefit of the Parties and their respective successors and permitted assigns.

15.9 TCPL and IPL intend that their respective interests in the Project will ultimately be held by a corporation or corporations to be incorporated in Colombia.

15.10 The Parties, except Ecopetrol, acknowledge that their activities pursuant to this Agreement will be substantially performed outside of Colombia.

15.11 The Agreement is written and executed in both the Spanish and English languages.

15.12 This Agreement represents the entire agreement of the Parties and may only be amended by an instrument in writing signed by all the Parties.

IN WITNESS WHEREOF, the Parties have caused this instrument to be duly executed by their respective authorized officer effective as of the date first above written.

                         EMPRESA COLOMBIANA DE PETROLEOS

                         /S/ Juan M. Rendon
                         -------------------------------------------------------
                         By:       Juan Maria Rendon
                         Title:    President

                         BP EXPLORATION COMPANY (COLOMBIA) LIMITED

                         /S/ Nicholas P. Connolly
                         -------------------------------------------------------
                         By:       Nicholas P. Connolly
                         Title:    Legal Representative

                         TOTAL EXPLORATIE EN PRODUKTIE MIJ B.V.

                         /S/ Ashley S. Dodd
                         -------------------------------------------------------
                         By:       Ashley S. Dodd
                         Title:    Alternate Legal Representative

                         TRITON COLOMBIA, INC.

                         /S/ Ivan Fajardo
                         -------------------------------------------------------
                         By:       Ivan Fajardo
                         Title:    General Manager

                         TRANSCANADA PIPELINES COLOMBIA LIMITED

                         /S/ A. J. Epp
                         -------------------------------------------------------
                         By:       A.J. Epp
                         Title:    Vice President

                         /S/ M. Durnin
                         -------------------------------------------------------
                         By:       M. Durnin
                         Title:    Vice President

                         IPL ENERGY (COLOMBIA) LTD.

                         /S/ Benny J. Phillips
                         -------------------------------------------------------
                         By:       Benny J. Phillips
                         Title:    President

                         /S/ Brian T. Vaasjo
                         -------------------------------------------------------
                         By:       Brian T. Vaasjo
                         Title:    Vice President

                                ANNEX A - THE SA

                        PART 1 - STRUCTURE AND FINANCING


1.     General

       If the Initial Shippers decide to proceed with the Project the Parties shall, as soon as is reasonably practicable, establish the SA to design, finance, construct, own and operate the Project assets. The Parties intend that the following provisions of Annex A shall apply to the SA but acknowledge that it may be impossible or impracticable to comply with some of the provisions as a result of finance market conditions or for other reasons. In such event, the Parties shall substitute alternative provisions which, as far as possible, carry into effect the intent of this Annex A.

       It is the clear intent of the Parties that the obligations of the Initial Shippers with regard to their Throughput and Deficiency Agreement (TDA) obligations be entirely several.

       The Initial Shippers continue to evaluate various credit structures for financing of the SA. The financing of the SA should not jeopardize the existing and or future financing raised by the Initial Shippers with respect to the upstream and, conversely, the financing of the upstream should not materially jeopardize the existing and/or future financing raised by the Initial Shippers with respect to the Project.

2.     Ownership

       The SA shall be a Sociedad Anonima incorporated under Colombian law. Initially, the shares will be held by the following companies (or by other companies that are direct or indirect wholly owned subsidiaries of the ultimate holding companies thereof) in the approximate percentages below.

                                              %
                                             ---

                 Ecopetrol                  20.0
                 BP                         15.2
                 Total                      15.2
                 Triton                      9.6
                 Canadian Group             40.0
                                           -----
                                           100.0

       It is expected that the ownership percentages will be based on (i) the initial proportionate capacity reservations of the Initial Shippers (see Annex B) which will take into account, amongst other things, the sources of production listed below, (ii) the projected cost of each pipeline segment and (iii) assets transferred into the SA. With respect to (i) above, the aggregate ownership percentages of Ecopetrol and the Canadian Group shall be based on Ecopetrol's TDA. In any event the ownership percentage of the Canadian Group shall be at least 35% and in certain cases could reach 40%.

                                                  Assumed Required
                 Source of Production             Throughput (mb/d)
                 --------------------             -----------------

                 Cusiana/Cupiagua                      500
                 Other Fields from the Llanos           56
                 ----------------------------          ---
                 Total                                 556


3.     Capitalization

       The SA shall be capitalized as follows:

                                                        %
                                                       ---
                 Senior Debt                            70
                 Subordinated Financing                 30*
                                                       ---
                                                       100

       * Equity and subordinated debt including possibly participating subordinated debt.

       However the Parties reserve the right to alter the capital structure to a minimum of 60% Senior Debt and a maximum of 40% Subordinated Financing.

4.     Senior Debt

       The Parties shall endeavor to raise the senior debt of the SA as a combination of export credit agency ("ECA") financing, bank financing, capital markets bond financing and loans from the Initial Shippers. The precise allocation of senior debt will be a function of (i) market conditions at the time; (ii) the availability and terms and conditions of ECA financing; (iii) the availability of financing provided by the Initial Shippers and their affiliates or any other entity; (iv) the ultimate throughput capacity of the Project and the level of proven reserves in the Fields; and (v) the terms and conditions of the TDA to be entered into by the Initial Shippers and the SA in accordance with Annex
       B. The senior debt financing shall be secured solely by the TDA executed by the Initial Shippers with no recourse to any other assets of the SA or the SA itself.

       The Initial Shippers shall optimize the amount and term of ECA financing and might request the assistance of the Canadian Group to that end. As soon as a reasonable estimate of the availability of ECA financing can be established, the Initial Shippers shall put in place the remainder of the financing with the intention that the pipeline shall be built a date certain. The senior debt, including capital markets financing, loans by the Initial Shippers or their affiliates or any entity acting on their behalf and ECA/bank financing, shall in aggregate represent 70% of the capital costs.

       [The Initial Shippers shall accept an obligation to commence tariff payments in a minimum amount adequate to cover operating costs, cash tax obligations and senior debt principal and interest on a date certain, regardless of whether the pipeline has been completed or the upstream development finalized.] [It is the position of the Canadian Group that its obligations with respect to funding shortfalls associated with completion risk are limited to the limit of its equity funding obligation. In addition, the Parties are still discussing methods of addressing completion risk.]

5.     Subordinated Debt ("SD"):

       It is intended that 29.0% of the capitalization shall be composed of SD provided in the same proportions as the ownership of the SA as referenced above.

       The Parties shall optimize the precise structure of the SD so as:

       (i) to provide for the repayment to the Canadian Group, over an initial term of approximately 17-18 years (extendible based on a trigger mechanism to be negotiated), of the SD which it contributes together with a return not to exceed 14% (after local Colombian taxes but including a return of capital) on the aggregate of such SD and the common equity contributed by the Canadian Group, such return to include any dividends or other distributions on common equity;

       (ii) to minimize the amount of cash "trapped" in the SA as a result of the provisions of Colombian Tax and Accounting guidelines; and

       (iii) to ensure that the terms of the SD are such that, for purpose of holders of senior debt, the SD will be viewed as the equivalent of equity.

*7.    Interest During Construction Period:

       [Until the completion of construction (defined as the completed construction and asset transfers, as defined in Annex D), the subordinated debt will be capitalized.]


- - ------------------------------
* [sic.]

*6.    Common Equity:

       Equity ownership shall at the discretion of the Initial Shippers be divided into two or more classes of stock with different voting rights.

*7.    Parity:

       The ownership share of common equity of each of the Parties shall always be equal to its ownership share of SD (except to the extent that the Initial Shippers choose to exercise their right to make certain payments for operating services, intellectual property and technical services with the issuance of SD to the Canadian Group).

*8.    Contribution of Equity and SD:

       Each of the Initial Shippers may contribute all or some of their share of common equity and SD in the form of existing assets. It is the intention of the Initial Shippers to contribute their interests in the Cusiana pump station and Cusiana to El Porvenir pipeline, and Ecopetrol shall contribute its unencumbered interest in the 30" La Belleza to Vasconia pipeline.

       Assets funded under the Revised Memorandum of Understanding by all the Parties shall be contributed.

- - -------------------------
* [sic.]

                                     ANNEX A

                               PART 2 - GOVERNANCE

The Parties shall work together prior to incorporation of the SA to develop the
governance rules of the SA.   The following key principles for governance rules
are intended by the Parties to reflect their current thinking on the subject.
It is acknowledged that the details of governance are of vital importance to each of the Parties and sufficient time and consideration must be given to their development. It is anticipated that the governance rules will be contained in the by-laws of the SA and in a shareholders' agreement made among all the Parties and will, subject to the provisions described below, give effect to voting in proportion to each shareholder's interest in the SA. Voting will take place at the board and/or shareholder level in order to give effect to the provisions described below. Amendments to the bylaws and shareholders' agreement will require the consent of each of the Parties. It is currently expected that the board will consist of six directors, one for each of the Initial Shippers and two for the Canadian Group (who will vote together as a block).

1. Subsequent to the formation of the SA referred to in Article Second of the Revised Memorandum of Understanding ("MoU"), all of the following decisions will require the approval of all of the directors or 91% of the voting shares of the SA:

       a. Capital program and related budget [and operating budget(1) ](2);
       b. Major financing beyond the initial construction financing of the SA itself as set forth in Annex A. Part 2;
       c. Change in business objective of the SA;
       d. Disposal of material part of the business by the SA;
       e. Pledging, leasing, sale or disposal of material assets by the SA;
       f. Winding up or major restructuring of the SA;
       g. Merger or acquisition involving the SA;
       h. Change to dividend/SD interest/cash distribution/amortization policy;
       i. Authorization by SA of agreements and structures referred to in
          Article 3.1 of the MOU, and approval of amendments thereto or terminations thereof and SD, if any;
       j. Adoption of the SA's pipeline regulations for transportation, which are to be agreed and incorporated into transportation agreements, and approval of material amendments thereto.

- - -------------------------
(1)    Bracketed text reflects Canadian Group concerns.
(2) The Parties intend to address the question of expansion/upgrade and the financing thereof in the case where not all Parties wish to participate.

2. Other decisions, [including the adoption and amendment of the operating budget and routine annual capital program matters,](3) will require the approval of four of the six directors.

3. Whether before or after completion, removal of the construction operator and the pipeline operator may only occur in accordance with the terms of the Construction Agreement and the Pipeline Operating Agreement, and the decision will require the approval of three of four of the non-interested directors.

4.     Subject to 1 and 3 above:

       a. In the negotiation of the incentive arrangements between the SA and the pipeline operator, the decisions of the SA will require the approval of 2/3 of the non-interested directors.
       b. Adoption of any SA policy with regard to government or community affairs and any dealings with government and regulatory bodies (other than dealings consistent with SA policy) will require the approval of four of the six(4) directors.
       c. The execution/amendment/waiver of any terms of/termination of any material contract between the SA and a shareholder or any affiliate of a shareholder will require the approval of 2/3 of the non-interested directors.

5. The Parties are considering the inclusion of a second class of non-voting equity to accommodate possible future sales of equity to non-Party investors.

6. The governance rules set forth in the by-laws and shareholders' agreement will be in accord with Colombian law.

- - -------------------------
(3) Canadian Group concern: this should require a positive vote by the Canadian Group
(4)    The Canadian Group wishes this to be a Major Decision

                                     ANNEX A
                    PART 3 - CAPITAL REQUIREMENTS OF PROJECT


The estimated projected costs in US $ millions (up to December 31, 1994 in MOD; beyond January 1, 1995 in $94 real) of the Project are as follows:


                               1994      1995      1996      1997     Total
                               ----      ----      ----      ----     -----
Existing Assets                273*                                     273
Bridge                           6         13                            19
Batching                         5          7                            12
PHASE II                        16        778       718        89      1601
                             -----      -----      ----      ----      ----
Total                          300        798       718        89      1905


The above figures are based on the 500 mb/d Cusiana/Cupiagua case and are preliminary estimates, subject to change based on further engineering.

The above estimated costs in MOD and including capitalized interest are:


                               1994      1995      1996      1997     Total
                               ----      ----      ----      ----     -----
Existing Assets                273*                                     273
Bridge                           6         13                            19
Batching                         5          7                            12
Phase II                        16        798       756        96      1666
Sub Total                      300        818       756        96      1970
CAPITALIZED INTEREST             0         72       167       243       482
                              ----       ----      ----      ----      ----
Total                          300        890       923       339      2452

* Asset Transfers


                                     ANNEX A
                        PART 4 - FINANCE PLAN PRINCIPLES

DURING REVISED MOU

From August 17, 1994, the Canadian Group picks up 40% of the cash calls plus Ecopetrol cash calls until Ecopetrol is reimbursed for 2/3 of costs prior to August.

POST SA

INITIAL SHIPPERS
Initial Shippers contribute (or sell for equity and SD) the Central Llanos upgrade assets, the Cusiana to El Porvenir line, and the tanks and pumps at Cusiana, for a total value of approximately $272 million.

Initial Shippers commit irrevocably to provide (if necessary) additional cash to reach 30% equity. This cash will be provided to the SA only after raising senior debt.

CANADIAN GROUP
Canadian Group is obligated to contribute approximately $120 million against Initial Shippers' asset contribution/sale. This amount will be paid in cash over time according to the cash call demands forecast in the Finance Plan. The Canadian Group will commit irrevocably to provide the rest of its equity share in cash to the SA after raising senior debt.

BOND FINANCING
Up to $600 million of bond/bank financing to be raised during 1995 and 1996. Initial Shippers not opting for bond financing may provide shareholder loans or bank financing up to their pro rata share.

EXPORT CREDITS
Up to 30% of all costs funded by export credits from 3Q 1995 through to end 1996. Initial Shippers opting instead to provide shareholder loans will provide their pro rata share of funds as ECA credits are drawn down.


Annex A - Exhibit 1
                                                      SOURCES AND USES OF FUNDS



                                     1994           1995                     1996                      1997           1998
                                      4Q    1Q    2Q    3Q     4Q    1Q    2Q     3Q    4Q     1Q    2Q    3Q    4Q    1Q
USES OF FUNDS
Purchase of Phase 1 assets           273                                                                                        273
Main expenditure                      27                                                                                         27
Equipment and Construction                  81   202   257    277   243   228    149   136     88     6     0     0           1,670
                                                                                                                              1,971
Senior debt Interest at       9.0%           0     0     6     10    16    22     28    31     32    32    33    34             244
 PSD Interest at             14.0%          11    14    15     16    17    17     18    19     24    28    29    30             237
debt service reserve                                                                                                            481

total                                301    91   216   278    303   276   267    195   186    144    66    62    64     0     2,452
cumulative                           301   392   608   887  1,190 1,466 1,733  1,927 2,113  2,258 2,324 2,388 2,452 2,452

SOURCES OF FUNDS             2,807   301   393   733   888  1,191 1,468 1,734  1,926 2,115  2,261 2,322 2,384 2,450 2,450

Senior debt                  1,476
        bonds                                    200          100           0                                                   300
        ECA                                            115    113   207   193    110     0      0     0                         738
        Shareholder loans                         44    20     42    37    35     20     0      0     0                         197
        accrued interest                     0     0     6     10    18    22     28    31     32    32    33    34     0       244
        ECP asset surplus              0                                                                                          0
        bank debt                                 44           22           0                                                    66
Equity and PSD                 831                                                                                              907
CG      assets                        11                                                                                         11
 33.3%  cash                                81    39                              10    50     41     0     0     1             222
        accrued interest               0     0     3     5      5     5     5      5     6      6    10    10    10              73
ECP     assets                       158                                                                                        158
 26.3%  cash                                                                                                                      0
        accrued interest               0     6     6     6      6     6     7      7     7      7     8     8     8              81
EP      assets                        50                                                                                         50
 15.2%  cash                                                                       3    33     19     0     0     0              55
        accrued interest               0     2     2     2      2     2     2      2     2      4     4     5     5              33
Total   assets                        50                                                                                         50
 15.2%  cash                                                                       3    33     19     0     0     0              55
        accrued interest               0     2     2     2      2     2     2      2     2      4     4     5     5              33
Triton  assets                        92                                                                                         92
 9.6%   cash                                                                       2    21     12                                34
        accrued interest               0     1     1     1      1     1     1      1     1      2     3     3     3              21
total                37.0%                                                                                                      967
                                     301    92   340   155    303   277   267    193   187    146    61    63    66     0
cumulative                           301   393   733   888  1,191 1,468 1,734  1,926 2,115  2,261 2,322 2,384 2,450 2,450
 surplus/deficit                       1     1   125     1      1     2     2      0     1      3    -4    -4    -2    -2



The figures shown in this table are indicative and do not represent a commitment of the parties at this stage.

                       ANNEX B - TRANSPORTATION AGREEMENTS

Introduction

It is the intention of the Parties to design and build the Project such that the whole of the design capacity is reserved to the Initial Shippers. Such reserved capacity shall be used for the transportation of oil owned by the Initial Shippers. The Initial Shippers will also accommodate within their reserved capacity in the El Porvenir to Vasconia segment of the pipeline other production with an annual average of 56 mb/d.

Throughput And Deficiency Agreements

The Initial Shippers shall severally enter into Throughput and Deficiency Agreements ("TDA") with the SA.

By means of the TDA, the Initial Shippers shall assure that if all the SA revenues (after the payment of operating costs, maintenance capital and cash taxes) are not sufficient to cover the payments of senior debt principal and interest, then the Initial Shippers will be severally liable for their Throughput Interest shares of the difference (the "Deficiency"), provided that such difference is not caused by a partial or complete failure on the part of one or more of the Initial Shippers to pay tariff to the SA.

Any payments to cover a Deficiency shall be considered as advance tariffs payments.

A specific Clause shall be included in the TDA to cover situations under which the Deficiency is due in whole or in part to the failure of an Initial Shipper to pay the tariff due to the SA and such Clause must ensure several liability.

The TDA can be pledged by the SA, and can be used as security to raise SA funding. The TDA shall have a term that will be at least as long as the term of the underlying senior debt.(1)

It is the clear intent of the Parties that the obligations of the Initial Shippers with regard to their TDA be entirely several.

It is an objective of the finance plan to schedule debt repayments to commence after such time as the SA is reasonably expected to be receiving sufficient tariff income from operations to cover such debt payments.

- - -------------------------
(1) Canadian Group is concerned about liquidity after senior debt is paid

Transportation Agreements

Each Initial Shipper, as a member of the SDLA/Tauramena/Rio Chitamena Associations or other relevant Associations or other sources of production, and the SA shall enter into Transportation Agreements to define their respective rights and obligations in connection with transportation services. There may be separate Transportation Agreements for each segment of the Project. The Transportation Agreements shall have a duration with respect to each Initial Shipper that shall terminate upon the termination of such Initial Shipper's right to produce petroleum from the Fields or permanent cessation of production from the Fields, whichever is the earlier. The Transportation Agreements are intended not to burden, impair or limit the rights of the Initial Shippers under the Association Contracts in any way. The Transportation Agreements shall include the following terms.

       - the Initial Shippers shall dedicate certain production to use the Project facilities;
       - the Initial Shippers shall periodically nominate their best estimates of the quantities of oil they wish to have transported through the Project facilities;
       - each Initial Shipper shall pay a tariff in respect of its oil transported through the Project facilities, and cash or other adjustments shall subsequently be made between the SA and the Initial Shippers to ensure that the full operating expenses of the Project facilities (including cash taxes) and maintenance capital are borne by the Initial Shippers. Any revenues from third parties or overutilizers will accrue to the Initial Shippers in proportions to be agreed, and
       - other terms usual in pipeline transportation contracts, as agreed between the SA and the Initial Shippers.

A specific Clause shall be included in the Transportation Agreements to cover situations where an Initial Shipper defaults on payment of tariff to the SA. Such clause will specify the recourse of the SA against the defaulting shipper.

Third Parties and Overutilizers will enter into Transportation Agreements with the SA on similar terms, but these shippers will pay pre-established Third Party and Overutilizer tariffs for transportation.

Capacity Reservations

The reservations below, expressed in thousands of barrels per day, are based on the main planning case, which includes 500 mb/d annual average plateau rate from the Fields and production from other Llanos basin oil flowing from El Porvenir to Vasconia. A similar table could be derived for the planning alternative of 350 mb/d. The Initial Shippers are working to establish the final capacity reservation. The following table contains figures that should be considered as indicative and do not represent the Initial Shippers commitment at this stage.


Project Segment                     Ecopetrol        BP     Total    Triton     Other       Sum
- - ---------------                     ---------        --     -----    ------     -----       ---
Cusiana to El Porvenir                    300.0      76.0      76.0      48.0               500.0
El Porvenir to Vasconia
 Cusiana/Cupiagua                         300.0      76.0      76.0      48.0       0.0     500.0
 OTHER FIELDS (NOTE A)                     34.0       2.5       2.5       1.5      15.6      56.1
                                          ---       ---       ---       ---       ---       ---
Total                                     334.0      78.5      78.5      49.5      15.6     556.1
Vasconia to Covenas
 SA Loop (note B)                         174.0      44.1      31.0      27.8      13.1     290.0

SA Covenas Facilities                     60.0%     15.2%     15.2%      9.6%       0        100%


Note A - The Initial Shippers intend to reserve capacity from El Porvenir to Vasconia, pro rata to their Throughput Interests, to accommodate other existing Llanos oil production. The SA shall enter into Third Party Transportation Agreements with such non-Initial Shippers.

Note B - The preliminary engineering activities currently agreed by the Initial Shippers provide for a new loop from Vasconia to Covenas with a capacity of 290 mb/d or 266.5 mb/d (after allowing for the service factor). The Initial Shippers will use capacity in the ODC only to bring the total throughput from
Vasconia to Covenas up to 500 mb/d.   The Initial Shippers are working to
establish the final design capacity.

It is Ecopetrol's intention to reserve no more than 60% of the Project capacity in each of the segments. Additionally, Ecopetrol, BP and Triton would like to see 23.5 mb/d of square capacity in the Vasconia to Covenas system.

Tariffs

Detailed Tariff Principles shall be included in an agreement among the Parties, which will be in the Shareholders Agreement.

The SA will charge transportation tariffs on Project segments, or part thereof, commencing from the date they are in operation under the control of the SA, meaning that the investments and the operating costs will have to be allocated to the segments for tariff purposes.

The annual expenditure budget of the SA shall be based on anticipated operating expenses, debt service obligations (principal and interest), cash tax requirements, the agreed return to investors, and maintenance level capex. The Initial Shippers shall pay a tariff that shall cover at least the expenditure budget and, if the amount of debt service is lower than the capex depreciation, the difference between debt service and capex depreciation.

The tariff structure shall make efficient use of tax depreciation allowances and shall minimize cash held in the SA from time to time.

The tariff may(2) include for each segment two parts:

       a) An operating costs element covering the costs incurred during the year by the SA. Ordinary fixed and variable operating costs shall be covered proportionally to throughput. The Initial Shippers shall consider provisions to cover specific operating costs such as drag reducing agent.

       b) A capital cost element that will include elements such as:

          - the greater of depreciation or debt repayment (however, the Initial Shippers agree to consider the concept of advanced depreciation payment bearing interest to ensure the coverage of senior debt)

          -      the interest linked to senior debt

          - the remuneration on and repayment of subordinated debt (subject to a corresponding adjustment to the depreciation amount(3)) and return on equity

It is intended that tariffs will be set annually unless otherwise  agreed.

The Parties accept that there may be circumstances where their investment, their return thereon, or any fees payable to them, may not be repaid. These may include expropriation of the Project and destruction where it is uneconomic to rebuild.

For periods when the sum of the throughput nominations are less than Available Capacity, the SA may sell the excess capacity to Overutilizers and Third Parties.

Currently, Third Party tariffs need to be approved by the Ministry of Mines and Energy. The Parties intend that, for any given period, an Overutilizer's tariff per barrel shall not be lower than the Initial Shippers' tariff per barrel and a Third Party tariff per barrel shall not be lower than the Overutilizer tariff per barrel.

For existing Project segments taken over by the SA, the SA will endeavor to keep Third Party tariff levels equal or lower, in real terms, to existing Third Party tariffs for the same segment.

- - -------------------------
(2)    Canadian Group wishes to insert "will"
(3) Canadian Group is concerned over Initial Shipper position regarding the amortization charge

Further Provisions

The Initial Shippers are still considering a number of matters related to the subject matter of this Annex including but not limited to:

       -  the rights of the Initial Shippers

       - the apportionment of tariffs by Project segment and the charging of tariff elements in relation to Throughput Interest shares, throughput nominations and actual throughput; and

       -  the allocation of the capital cost element of the tariff

       -  the definition of Overutilizer

       -  the sharing of tariff income from Overutilizers and Third Parties.

These and other matters shall be fully addressed in the documents referred to in the main body of this Agreement.

                    ANNEX C - PROJECT CONSTRUCTION MANAGEMENT
                            AND OPERATING AGREEMENTS


1. Following incorporation of the SA, the SA shall enter into various contracts with engineering, procurement and construction ("EPC") contractors. The SA will also appoint a Project Construction Management Team ("PCMT") made up of representatives of Ecopetrol, BP, Total, Triton, the Canadian Group, and the engineering group in charge of the preliminary engineering (Brown & Root). The PCMT will supervise the implementation of such contracts.

       It is currently envisaged that the PCMT will be led by Ed Truett (a BP employee) who will also lead a team charged with the project construction management of the Fields. Ed Truett will be assisted by a submanager(1) who will be recommended by the PCMT and who will devote 100% of his/her time to the Project Construction Management of the pipeline. The SA will enter into a technical services agreement ("TSA") with Brown & Root under which Brown & Root shall provide EPC support and expertise including the services of their representative on the PCMT. The SA will also enter into one or more Manpower Agreements with Ecopetrol, BP, Total, Triton, and the Canadian Group to cover any personnel seconded into the PCMT.

2. The SA shall appoint the Canadian Group as operator for the operations phase of the Project, either under the terms of a Pipeline Operating Agreement made between the SA and the Canadian Group or under some other arrangement. The Pipeline Operating Agreement or other arrangement shall contain those terms commonly found in agreements or arrangements of a similar nature which inter alia will provide the Canadian Group with the autonomy and accountability necessary to ensure that the system is operated in an efficient, safe and environmentally sound manner. More specifically, the Canadian Group as operator would be responsible for:

       A. Budgets

          - preparation of annual capital and operating budgets for approval of the SA;
          -      authority to execute the approved budgets;
          - preparation of accounting information and maintenance of accounting books;
          - authority for emergency expenditures for unapproved budget items;

- - -------------------------
(1) The Canadian Group wishes the sub-manager to be a Canadian Group employee, acceptable to the PCMT

       B. Operations of the Project

          - developing and implementing materials and operations performance standards and all related quality control programs;
          - developing and ensuring implementation of operations and maintenance procedures, including safety and environmental standards (subject to the participation of the Initial Shippers as referred to below);
          -      responsibility for oil movements and scheduling;
          -      responsibility for equipment and right-of-way maintenance.

       C. Human Resources (within SA Board approved budgets and manpower plans)

          - organization structure and number of staff for operations entity, but the Senior Manager and direct reports will be nominated by the Operator to the Board of the SA for their approval;
          - developing and specifying qualifications for staff positions and training standards of operations entity;
          -      hiring and terminating staff of operations entity.

       In addition to these terms commonly found in agreements or arrangements of a similar nature, the Pipeline Operating Agreement or other arrangement shall provide for:

          -      optimization of Colombian content;
          - the sub-contracting to Ecopetrol of certain day-to-day operations as detailed in Exhibit C/1.

       The Parties agree that the pipeline will be constructed, operated and maintained in accordance with applicable regulations, codes and standards and that expenditures necessary to meet these standards will be approved as required.

       Standards for environmental compliance, emergency and spill response (both onshore and offshore) and spill clean-up procedures shall be established jointly by the Initial Shippers and the Canadian Group. The Initial Shippers shall have powers to ensure that the Canadian Group as operator complies with such standards and procedures.

       It is intended that the Canadian Group's appointment as operator will be for an initial term of 15 years commencing in 1995, with options to extend this term by not more than two additional five year periods plus such additional periods required to cover the amortization of the Canadian Group's investment. Each such option shall be deemed to have been exercised unless the Initial Shippers, acting by a decision of three of four Initial Shippers(2), decide not to exercise it and give the Canadian Group one year's notice of their decision.

- - -------------------------
(2) The Canadian Group wishes this decision to require unanimity of the Initial Shippers

       If the Initial Shippers fail to exercise any such option, the Canadian Group shall be entitled to their reasonable demobilization costs and, in addition, amortization of the Canadian Group's investment in accordance with the Revised MoU will commence on the expiry of the term of the operatorship.

       Notwithstanding the foregoing, the Initial Shippers shall be entitled(3) (but not obliged) to terminate the Canadian Group's appointment as operator at any time if any of the following conditions is satisfied:

          (i) insolvency(4) (to be defined in the Pipeline Operating Agreement) of the operating company or either ultimate parent of the Canadian Group;

          (ii) gross negligence or willful misconduct of the Canadian Group with respect to the Pipeline Operating Agreement or other arrangement as referred to above, determined in the sole discretion of the Initial Shippers;

          (iii) non-performance or a materially sub-standard performance by the Canadian Group, determined in the sole discretion of the Initial Shippers, which is not remedied within a reasonable time of the Initial Shippers giving notice to the Canadian Group requiring it to be remedied.

       The Canadian Group shall be entitled to resign as operator on at least one year's notice.

       Termination of the Canadian Group's appointment as operator pursuant to either of the preceding paragraphs will not entitle the Canadian Group to any reimbursement of demobilization costs or indemnity, nor will such termination alter any schedule for amortization of the Canadian Group's investment that may be in effect.

3. Responsibility for operating both currently existing and planned Project assets shall be transferred from BP and Ecopetrol, so far as practicable in accordance with Exhibit C/1.

4. The Parties recognize certain advantages in having (a) the Oleoducto de Colombia and (b) all operations at Covenas operated by the same operator as the Project assets, and will endeavor to achieve this.

5. The precise operating structure of the SA is still to be agreed between the Parties. Their currently preferred structure is shown in Exhibit C/2.

6. The Parties acknowledge Colombian content as a key element of the SA and intend that as many management positions as possible should be filled by Colombian nationals, while recognizing the need for certain positions to be filled by secondees of the Canadian Group. Colombian content also refers to maximizing the SA's use of Colombian Contractors and Suppliers.

- - -------------------------
(3)    The Canadian Group wishes to say "shall be ONLY entitled . . ."
(4) Total wants the definition of "insolvency" to be wider than technical bankruptcy

7. The arrangements between the SA and the Canadian Group shall provide for the Canadian Group to be reimbursed for their costs subject to incentives and disincentives related to their performance as operator. The precise framework for such incentives and disincentives has yet to be developed but it is envisioned that incentives would be based on a "sharing of benefits" of optimal performance, the benefits being improved profits of the SA, or optimal and continuously improving service and cost to the Initial Shippers, or both. The framework and mechanisms of these incentives and disincentives will be unanimously agreed amongst all Parties and, in recognition of the Canadian Group's position as a world class operator. In light of this objective, the SA would seek to link the Canadian Group's reimbursement to their level of performance, as measured by comparing each year's achievements against agreed targets and continuous improvement.

       The criteria for measuring performance will evolve over time and will include, wherever possible, comparison with performance of other world class operators (both inside and outside Colombia) and continuous improvement of performance year on year. Initially the criteria may include targets based on:

       -  profitability;
       -  reduced tariffs;
       - optimized and continuously improving service provided to Initial Shippers;
       -  long term technical integrity;
       -  environmental compliance/spill response.

       The ranking and weighting of these targets will be negotiated periodically having regard to the interests from time to time of those shippers who are providing Throughput and Deficiency Agreements and/or are both shippers and holders of common equity in the SA.

       The Parties may consider the use of an independent assessor to assist in determining the selection, ranking and weighting of the above criteria should they so unanimously agree.

       The Parties anticipate that it may not be practicable to establish an incentivization framework incorporating the above principles until approximately two years after completion of the project (as described in Annex D and envisioned today as being end 1997). The Parties will, however, give consideration to providing for incentivization until such time on some other basis to be agreed.

                              ANNEX C - EXHIBIT C/1
                                  CG OPERATIONS
                                 PHASED APPROACH

Phase Approach Bar Chart for years 1994 through 1997. Has undecipherable graph. Not reproduced here.


                                                        ANNEX C - EXHIBIT C/1
                                                            CG OPERATIONS


                1995                                          1996                                          1997
- - - Cusiana - El Porvenir (direct /1H'95)                ODC - Loops (direct)                         ODC - Loops (direct)
- - - ODC - Pipleine - Vasconia (direct / 3Q'95)(3)    Central Llanos Loops (direct)                Central Llanos Loops (direct)
- - - ODC - Caucasia (direct / commissioning)(3)        Covenas - New TLU (direct)                 Covenas Marine Ops. (direct)(1)
- - - Covenas - ODC Tank Farm(3)                        Covenas - ODC Tank Farm(3)                       ODC - Tank Farm(3)
  (subcontract DCC / 3Q'95)                              (subcontract DCC)                                (direct)
- - - Central Llanos - 30" Pipeline
  (direct / 1Q'95)
- - - Central Llanos - El Porvenir
  (subcontract ECP / 3Q'95)
- - - Central Llanos - Miraflores
  (subcontract ECP / 3Q'95)
- - - Operational Control of Cusiana -
  Covenas System (year-end 1995)


                                                SUBCONTRACTS REMAINING WITH ECOPETROL

- - - Covenas - ODC Tank Farm(3)                         Covenas - Marine Ops.(1)                   Central Llanos - El Porvenir
- - - Central Llanos 20"(2)                            Central Llanos - El Porvenir                  Central Llanos - Miraflores
- - - Central Llanos - El Porvenir                      Central Llanos - Miraflores
- - - Central Llanos - Miraflores                          Central Llanos 20"(2)


(1)  Subject to agreement by Cravo Norte
(2)  Rented (tariff) to the JSC by Ecopetrol
(3)  Subject to agreement by ODC


                              ANNEX C - EXHIBIT C/2
                        DISTRIBUTION OF RESPONSIBILITIES

Organizational Chart for JSC Board of Directors. Has undecipherable text. Not reproduced here.

                          ANNEX D - PROJECT DESCRIPTION

The Project consists of a 793 km pipeline system from the Production Centers to the Port of Covenas. With the exception of the new 35 km pipeline from Cusiana to El Porvenir, the system generally follows the route of and loops two existing pipelines, the Central Llanos pipeline from El Porvenir to Vasconia and the Oleoducto de Colombia (ODC) which runs from Vasconia to Covenas.

Construction of a part of the system has already been completed (the 35 km Cusiana to El Porvenir pipeline) and another 93 km part from La Belleza to Vasconia is expected to be completed by 4Q 1994. These assets, together with ongoing investment in the pump stations at El Porvenir and Miraflores, will be transferred to the SA at its incorporation (Annex E further describes the planned asset transfers). The construction of the remainder of the system is projected to be completed by the end of 1997.

DESIGN CAPACITY:

1.     Cusiana to El Porvenir:    the system will have an annual average design
                                  capacity of 500 mb/d.
2.     El Porvenir to Vasconia:   the system will have an annual average design
                                  capacity of 556 mb/d.
3.     Vasconia to Covenas:       a new loop will be added such that the
                                  combined capacity of the existing ODC and the new loop will have an annual average design capacity of either 500 mb/d or 476.5 mb/d.
                                  Specifically, the loop will have a design capacity of either 290 mb/d or 266.5 mb/d.
                                  The existing ODC line will be utilized to provide the additional capacity.

The designed service factor for the pipeline system is 85%. Where capacities are expressed in mb/d in this Annex, these are design capacities incorporating the service factor and not peak rates. This service factor is for design purposes only and would not form the basis of any incentives for the operator as contemplated in Annex C.

SA assets at project completion: Exhibits D/1, D/2 and D/3 illustrate the development of the SA's pipeline system asset base at the beginning of 1995, at the end of 1996 and at the end of construction at year end 1997.

These exhibits are based on a first design case (500 mb/d from Cusiana and Cupiagua). Furthermore, the diameters of the different sections are subject to an optimization following the ongoing engineering studies. A second design currently under study provides for a phased construction, with a first step sufficient to transport 350 mb/d of Cusiana/Cupiagua production and further expansion to allow 500 mb/d from Cusiana/Cupiagua.

At the end of 1997, it is anticipated that the SA will own the following assets:
       1. Cusiana to El Porvenir:
          a)     35 km of 20" pipeline
          b)     35 km of 24" pipeline
       2. El Porvenir to Miraflores:
          a)     52 km of 30" pipeline
       3. Miraflores to Vasconia:
          a)     135 km of 36" pipeline from Miraflores to La Belleza
          b)     93 km of 30" pipeline from La Belleza to Vasconia
       4. Vasconia to Covenas:
          a)     478 km of 30" pipeline
       5. Cusiana pump station equipment and tanks
       6. El Porvenir pump station equipment and lease of other equipment
       7. Miraflores pump station equipment and lease of other equipment
       8. Port of Covenas tanks and tanker loading equipment (subject to agreement with Cravo Norte)
       9. La Belleza pressure reduction equipment

LAND AND RIGHTS OF WAY: The SA will acquire right of ways and/or land for the pipeline system. In some locations, the SA will co-locate with the two existing pipeline systems described above. In particular, the SA will obtain access to existing pump station sites and will co-locate equipment. In other places, the new system will utilize existing right of ways to the extent possible.

Contracts for Access: (a) The new system will contract with the Cravo Norte Association for use of their export terminal facilities at Covenas. (b) There will be a transportation agreement until completion of the Project with Ecopetrol for access to their 20" Central Llanos pipeline. (c) There may be a transportation agreement with ODC.

RENTAL: The SA shall enter into two long term agreements for renting for existing Ecopetrol pump station equipment and facilities at El Porvenir and Miraflores.

                                   EXHIBIT D/1

                               JSC PIPELINE SYSTEM
                           1995 PIPE AND PUMP STATIONS


1.   Covenas to Caucasia:          192 km of 24" pipeline

2.   Caucasia to Vasconia:         286 km of 24" pipeline

3.   Vasconia to La Belleza:       93 km of 30" pipeline

4.   La Belleza to Miraflores:     135 km of 20" pipeline

5.   Miraflores to El Porvenir:    52 km of 20" pipeline

6.   El Porvenir to Cusiana:       35 km of 20" pipeline

                                   EXHIBIT D/2

                               JSC PIPELINE SYSTEM
                         END 1996 PIPE AND PUMP STATIONS


1.   Covenas to Caucasia:          66 km of 30" pipeline

2.   Caucasia to Vasconia:

3.   Vasconia to La Belleza:

4.   La Belleza to Miraflores:     55 km of 36" pipeline

5.   Miraflores to El Porvenir:    52 km of 30" pipeline

6.   El Porvenir to Cusiana:       35 km of 20" pipeline

                                   EXHIBIT D/3

                               JSC PIPELINE SYSTEM
                         END 1997 PIPE AND PUMP STATIONS

1.   Covenas to Caucasia to Vasconia:        478 km of 30" pipeline

2.   Vasconia to La Belleza:

3.   La Belleza to Miraflores:               135 km of 36" pipeline

4.   Miraflores to El Porvenir:

5.   El Porvenir to Cusiana:                 35 km of 24" pipeline

                          ANNEX E - TRANSFER OF ASSETS
The Initial Shippers have decided to transfer the Phase I pipeline assets to the SA. They will endeavor to do this using a method which allows maximum flexibility in deciding the appropriate level of equity in exchange for assets.


The Parties will agree(1) later on a mechanism to assess the value of the assets to be transferred. Attachment E/1 shows the current estimated book values of the assets and the proposed allocation of such values amongst the Initial Shippers in accordance with their ownership interests. Currently, the Initial Shippers are considering a method to include, inter alia, current peso book values converted to dollars at the historical exchange rate and the dollars inflated to the transfer date.

The documents transferring the assets referred to in this Annex will include indemnities from the relevant transferors in favor the SA holding the SA harmless in respect of (a) defects in title and (b) all and any liabilities (including, without limitation, environmental liabilities) arising out of or in connection with the existence of the assets prior to the date of transfer. The Parties will arrange for appropriate audits to be carried out at the time of transfer to verify, inter alia, the existence and book value of the assets.

CUSIANA TANKS AND PUMPS

These assets consist of pumps, meters and tanks that are currently located within the Central Processing Facility at Cusiana. It is expected that these items will be transferred to the SA, subject to operating agreements between both the field and pipeline operators. The value estimate could be approximately $24 million.

CUSIANA TO EL PORVENIR PIPELINE

The Cusiana to El Porvenir pipeline is approximately 35 km of 20" pipeline and its associated infrastructure. The assets included are engineering and drafting, pipeline construction and pipe and fittings. Final value is expected to be approximately $28 million. Mechanical acceptance of the asset was in June of 1994.

CENTRAL LLANOS PIPELINE

This asset consists of two separate assets, the existing Central Llanos (CL) and the upgrade to the CL that is scheduled to be completed by 3Q 1994.


- - -------------------------
(1)    The Canadian Group wishes to insert "unanimously"

Existing CL Assets

The existing assets are owned by Ecopetrol and consist primarily of land, tanks and pump station sites at Miraflores and El Porvenir. The assets are primarily peripheral in nature and are mainly support units such as fire shacks, offices, control rooms and tanks. Pumps currently lying within Miraflores and El Porvenir that are not part of the CL Upgrade will not be leased nor used by the SA. The existing assets will not be transferred to the SA but will be leased to the SA on a long term basis with the idea that an eventual transfer is possible.

The existing approximately 200 km of 20" pipe will not be transferred but will remain with Ecopetrol up to and including the conversion of the line form oil to gas. A separate agreement will specify the operatorship and tariff arrangement of this line.

Central Llanos Upgrade

The total asset value is expected to be about $220 million, including Ecopetrol's contribution of approximately $30 million worth of 30" pipe. The upgrade consists of:

       -  Engineering and Drafting
       -  30" Pipe
       -  Other Pipe and Fittings
       -  Pumps and Drivers
       -  Pipeline Construction

Ecopetrol currently owns all of the CL pipeline, including the upgrade. BP, Total and Triton loaned Ecopetrol 50% of the cost of the upgrade, or approximately $95 million. It is anticipated that Ecopetrol will transfer (or some other method) 100% of their interest to the SA or will first discharge the loan by transferring their interest in the upgrade to BP, Total and Triton.


                                                             EXHIBIT E/1
                                                 ESTIMATED VALUE OF ASSIGNED ASSETS

                                                                            Allocation
                                        Gross Cost            Private Partners             Ecopetrol
                                        ----------            ----------------             ---------
PHASE I

Cusiana to El Porvenir                      28                       14                       14
Central Llanos Upgrade                      187                      94                       94
PRELIMINARY / CONCEPTUAL ENG                 1                        0                        0
                                             -                        -                        -
     Sub Total                              216                      108                      108

PHASE II
PRELIMINARY / CONCEPTUAL ENG                 3                        1                        1
                                             -                        -                        -
     Sub Total                              219                      109                      109

ADDITIONAL ITEMS
Pumps & Tanks (CPF)                         24                       12                       12
Capitalised Interest*                        *                        *                        *
30" PIPE FOR CL UPGRADE                     30                                                30
                                            --                                                --
     Sub Total                              54                       12                       42

  TOTAL CONTRIBUTED VALUE                   273                      121                      151


*  Capitalised interest to be determined at time of transfer.


                          ANNEX F - PROGRAM AND BUDGET

The 1994 Cusiana pipeline budget as approved by the Steering Committee under the Memorandum of Understanding on April 25, 1994 and the Coordinator's proposed update thereof are shown in Exhibit F/1.

The 1994 approved budget does not include the intended transfer by year end 1994 of approximately $272 million of existing assets and assets currently under construction.

Exhibit F/2 shows the proposed scheduling of cash payments by the Parties in 1994, with the Canadian Group assuming liability for Ecopetrol's share of cash calls in accordance with Article Sixth of this Agreement.


                                                             EXHIBIT F/1
                                                           MOU 1994 BUDGET

                                          Current                 Proposed*
Firm                                     Approved                  Update

- - ----                                     --------                 --------
1.  PHASE II PIPELINES
    - Work from 16 March 1994 (old AFEs)    1.7                      1.7
    - Project Team (Bogota/USA)             5.0                      5.0
    - Engineering Contractor                7.3                      9.0
    - Covenas Land                          1.0                      1.0

2.  CENTRAL LLANOS PIPELINE (BRIDGE)
    - Pumps & DRA                           6.0                      6.0

3.  ODC DRA (BRIDGE)
    - Engineering Studies                    -                       0.2

4.  BATCHING                                 -                       5.0

5.  DIRECT EXPENSES                          -                       1.1

6.  INDIRECT EXPENSES                        -                       0.6

                                          -----                     -----

TOTAL FIRM                                 21.0                     29.6


* As per N. P. Connolly memo to Initial Shippers of 6 July, 1994



                                    EXHIBIT F/1

                                  MOU 1994 BUDGET

Contingent                                Current                 Proposed*
- - ----------                               Approved                  Update
                                         --------                  ------
- - - Contract Engineering                       2.0                      -
- - - ROW                                        2.7                      2.7
- - - Pipe Order/Inspector                       9.5                      9.5
- - - Tax                                        1.7                      1.7
- - - Other                                      0.4                      0.4
                                          -------                  -------
TOTAL CONTINGENT                            16.3                     14.3
                                          -------                  -------
TOTAL BUDGET                                37.3                     43.9
                                          -------                  -------
                                          -------                  -------


*  As per N.P. Connolly memo to Initial Shippers of 6 July, 1994



                                                             EXHIBIT F/2

                                               Revised MoU 1994 Cash Payment Schedule

                                                                1994

            1Q          2Q         July            Aug           Sept            Oct            Nov            Dec           1994
                                  -----          -----          -----          -----          -----          -----          -----
CG                                                 1.1            1.1            3.7            2.5            2.5
ECP        0.4         1.4          1.1                                          0.1            1.3            1.3
BP         0.1         0.3          0.3            0.3            0.3            1.0            1.0            1.0            4.2
Total      0.1         0.3          0.3            0.3            0.3            1.0            1.0            1.0            4.2
Triton     0.1         0.2          0.2            0.2            0.2            0.2            0.6            0.6            2.6
Total      0.7         2.3          1.8            1.8            1.8            6.3            6.3            6.3           27.4


Note:  Assumes Canadian Group participation begins in August
       Corresponds to 1994 Revised MoU proposed budget of $43.9 m ($29.6 m Firm and $14.3 m Contingent)

                  ANNEX G - ACCOUNTING AND FINANCIAL PROCEDURES

A separate document identified as "Accounting and Financial Procedures" (AFP) has been developed and is made part of the Revised MoU as Exhibit G/1. The AFP will become effective when the Revised MoU becomes fully effective pursuant to Article First thereof and the Steering Committee, voting unanimously, approves the AFP(1).

- - -------------------------

(1) This wording is subject to confirmation by Triton. If Triton does not confirm, Annex G will be rediscussed by the Parties.

                                   EXHIBIT G/1


                   Attached to and Made a Part of that Certain
                Revised Memorandum of Understanding (Revised MOU)
                      Dated July _____, 1994, by and among
                                   ECOPETROL,
                                BP, TOTAL, TRITON
                                     and the
                                 CANADIAN GROUP


                -------------------------------------------------
                -------------------------------------------------
                       ACCOUNTING AND FINANCIAL PROCEDURES
                -------------------------------------------------
                -------------------------------------------------


                                    CONTENTS:

                       ARTICLE 1:     Definitions
                       ARTICLE 2:     Contracting Provisions
                       ARTICLE 3:     Insurance
                       ARTICLE 4:     Work Programs and Budgets
                       ARTICLE 5:     AFE Procedures
                       ARTICLE 6:     Costs, Expenses and Advances
                       ARTICLE 7:     Default
                       ARTICLE 8:     Accounting Procedure


                             ARTICLE 1 - DEFINITIONS

1.1 The definitions set out in the Revised MOU to which this Annex "G" is attached is a part of, are deemed to apply equally herein. In addition, the following definitions will apply:

     "ACCOUNTING PROCEDURE" shall mean the rules, provisions, and conditions set forth and contained in Article 8 hereof.

                       ANNEX H:  LIABILITIES AND INSURANCE

The SA will take out appropriate insurance in so far as such insurance is available on reasonable terms. The costs (premiums and deductibles) of this insurance will be considered as an operating expense and will be recovered through the tariff. The events and circumstances covered by such insurance shall include but not be limited to acts of God, accidents, sabotage, civil disturbance, terrorism, curtailment of utilities and, in so far as insurance is available, curtailment of supplies of materials and services. Such events and circumstances shall not include shortage of labor, strike, lockout, picketing or other industrial disturbances or disputes.

In so far as such events are not insurable, then resulting operating and capital expenditures approved by the SA in accordance with procedures of Annex A Part 2 shall be recovered by the SA through the tariff mechanisms set out in Annex B(1).

To the extent that any loss as a result of force majeure is increased by reason of willful misconduct and or gross negligence of the operator, the operator will indemnify the SA.

The SA will approach the Colombian Government in connection with terrorist related damage and propose that:

     1) the Government should contribute to the costs of repair and cleanup, and

     2) following cleanup, the Government should certify the sufficiency of the actions taken at the time and the government should assume liability for any subsequent additional remedial actions.

- - -------------------------
(1) The Canadian Group wishes to insert "and/or funding by the Initial Shippers, if necessary".